AllianceBernstein Global Research Growth Fund
June-07

Exhibit 77E

Legal Proceedings

On October 2, 2003, a purported class action complaint entitled
Hindo, et al. v.
AllianceBernstein Growth & Income Fund, et al. ("Hindo
Complaint") was filed
against the Adviser, Alliance Capital Management Holding L.P.
("Alliance
Holding"), Alliance Capital Management Corporation, AXA
Financial, Inc., the
AllianceBernstein Funds, certain officers of the Adviser ("AllianceBernstein defendants"), and certain other unaffiliated defendants, as well as unnamed Doe defendants. The Hindo Complaint was filed in the United States District Court for the Southern District of New York by alleged shareholders of two of the
AllianceBernstein Funds. The Hindo Complaint alleges that certain of the AllianceBernstein defendants failed to disclose that they improperly allowed certain hedge funds and other unidentified parties to engage in "late trading" and
"market timing" of AllianceBernstein Fund securities, violating
Sections 11 and
15 of the Securities Act, Sections 10(b) and 20(a) of the Exchange Act and Sections
206 and 215 of the Advisers Act. Plaintiffs seek an unspecified amount of compensatory damages and rescission of their contracts with the Adviser, including recovery of all fees paid to the Adviser pursuant to such contracts.

Following October 2, 2003, 43 additional lawsuits making factual allegations generally similar to those in the Hindo Complaint were filed in various federal and state courts against the Adviser and certain other defendants. All state court actions against the Adviser either were voluntarily dismissed or removed to federal court. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred all federal actions to the United States District Court for the District of
Maryland (the "Mutual Fund MDL"). On September 29, 2004, plaintiffs filed consolidated amended complaints with respect to four claim types: mutual fund shareholder claims; mutual fund derivative claims; derivative claims brought on behalf of Alliance Holding; and claims brought under ERISA by participants in the Profit Sharing Plan for Employees of the Adviser. All four complaints include substantially identical factual allegations, which appear to be based in large part on the Order of the SEC dated December 18, 2003 as amended and restated January
15, 2004 ("SEC Order") and the New York State Attorney
General Assurance
of Discontinuance dated September 1, 2004 ("NYAG Order")

On April 21, 2006, the Adviser and attorneys for the plaintiffs in the mutual fund shareholder claims, mutual fund derivative claims, and ERISA claims entered into a confidential memorandum of understanding ("MOU") containing their agreement to settle these claims. The agreement will be documented by a stipulation of settlement and will be submitted for court approval at a later date. The settlement amount ($30 million), which the Adviser previously accrued and disclosed, has been disbursed. The derivative claims brought on behalf of Alliance Holding, in which plaintiffs seek an unspecified amount of damages, remain pending.

On April 11, 2005, a complaint entitled The Attorney General of the State of West
Virginia v. AIM Advisors, Inc., et al. ("WVAG Complaint") was filed against the
Adviser, Alliance Holding, and various unaffiliated defendants.
The WVAG
Complaint was filed in the Circuit Court of Marshall County, West Virginia by the Attorney General of the State of West Virginia. The WVAG Complaint makes factual allegations generally similar to those in the Hindo Complaint. On
October 19, 2005, the WVAG Complaint was transferred to the Mutual Fund
MDL. On August 30, 2005, the West Virginia Securities
Commissioner signed a
Summary Order to Cease and Desist, and Notice of Right to
Hearing addressed
to the Adviser and Alliance Holding. The Summary Order claims that the
Adviser and Alliance Holding violated the West Virginia
Uniform Securities Act,
and makes factual allegations generally similar to those in the Commission Order and the NYAG Order. On January 25, 2006, the Adviser and
Alliance Holding
moved to vacate the Summary Order. In early September 2006, the court denied this motion, and the Supreme Court of Appeals in West Virginia denied the defendants' petition for appeal. On September 22, 2006, the Adviser and
Alliance Holding filed an answer and motion to dismiss the Summary Order with the West Virginia Securities Commissioner.

It is possible that these matters and/or other developments resulting from these matters could result in increased redemptions of the AllianceBernstein Mutual
Funds' shares or other adverse consequences to the AllianceBernstein Mutual
Funds. This may require the AllianceBernstein Mutual Funds to sell investments held by those funds to provide for sufficient liquidity and could also have an adverse effect on the investment performance of the AllianceBernstein Mutual
Funds. However, the Adviser believes that these matters are not likely to have a material adverse effect on its ability to perform advisory services relating to the
AllianceBernstein Mutual Funds.